EXHIBIT 21.1

LIST OF SUBSIDIARIES

1.	Trinity Link Holding Ltd. (“Trinity Link”) was incorporated under the laws of the British Virgin Islands on August 18, 2005. Trinity Link is a wholly owned subsidiary of the Company.

2.
Shanxi Bestlink Management Consulting Co., Ltd. (“Bestlink”) was incorporated under the laws of the People's Republic of China on December 30, 2005 as a wholly foreign owned enterprise. The Company is the beneficial owner of 100% of the paid-in capital of Bestlink through Trinity Link, the Company’s wholly owned subsidiary.